Exhibit 99.1

EPAM Reports Results for Fourth Quarter and Full Year 2013
	Fourth quarter revenues up 25.5% year-over-year and 12.4% sequentially
	Annual revenues of $555.1 million, up 28% year-over-year
	Non-GAAP net income grew more than 20% year-over-year in both the fourth quarter and full year 2013
	2014 revenues expected to increase 21% - 23% year-over-year
Newtown, PA — February 19, 2014 — EPAM Systems, Inc. (NYSE: EPAM), a leading provider of complex software engineering solutions and a leader in Central and Eastern European IT services delivery, today announced results for its fourth quarter and full year ended December 31, 2013.
Fourth Quarter 2013 Highlights
•	Revenues increased to a record $157.6 million, up 25.5% year-over-year, and 12.4% sequentially;
•	GAAP income from operations was $23.2 million, an increase of 24.3% compared to $18.7 million in the fourth quarter of 2012;
•	Non-GAAP income from operations was $27.4 million, an increase of $6.8 million, or 33.2%, from $20.6 million in the fourth quarter of 2012;
•	Quarterly diluted earnings per share (EPS) on a GAAP basis was $0.38, up from $0.32 in the year-ago quarter;
•	Non-GAAP quarterly diluted EPS was $0.48, up 30% from $0.37 in the year-ago quarter.
EPAM generated cash from operations of $46.4 million in the fourth quarter of 2013, an increase of $10.5 million generated over the fourth quarter of 2012.
Reconciliations of non-GAAP financial measures to operating results and diluted EPS are included at the end of the release.
“As we celebrate our 20th anniversary, I want to thank our customers, employees and shareholders for their continued support,” said Arkadiy Dobkin, CEO and President of EPAM. “I am pleased to once again deliver industry-leading revenue growth in 2013, capped off with quarterly revenues in excess of $150 million for the first time in EPAM’s history.”
Full Year 2013 Highlights
•	Revenues increased 28.0% to a record $555.1 million, up from $433.8 million reported in 2012;
•	GAAP income from operations for 2013 was $76.5 million, an increase of 15.9% over 2012;
•	Non-GAAP income from operations was $91.8 million, or 22.6%, compared to $74.9 million in 2012;
•	Diluted EPS on a GAAP basis was $1.28, compared to $1.17 in the previous year;
•	Non-GAAP diluted EPS was $1.66, compared to $1.42 in 2012.
For the full year 2013, EPAM generated operating cash flow of $58.2 million. As of December 31, 2013 EPAM had cash and cash equivalents of $169.2 million.

2013 Awards and Recognition
During 2013 EPAM received numerous awards and recognition, including:
•	EPAM was named #6 on Forbes’ List of America’s 25 Fastest-Growing Tech Companies. The list featured industry-leading publicly traded firms such as Google, LinkedIn, Facebook, and Apple.
•
EPAM ranked #2 on the list of America’s Best Small Companies: 20 Fast-Growing Tech Stars. Forbes’ annual list of America’s Best Small Public Companies highlights the 100 best-performing public companies with sales below $1 billion.

•	EPAM received an Oracle “Top Business Impact Partner, EMEA” award during the 5th Annual Oracle Commerce EMEA Partner Conference.
•	EPAM Empathy Lab secured a prestigious silver International Davey Award for USANetwork.com, the digital site for USA Network, the number one basic cable channel in the United States.
•	EPAM was recognized by UBM Tech Channel as a part of CRN’s 2013 Solution Provider 500 list, which identifies the top technology integrators in the United States and Canada based on revenue size.
•	EPAM received a Duke’s Choice Award at JavaOne Russia 2013 in Moscow. At the event, Oracle recognized companies for their innovative projects and significant contribution to the Java community.
•	EPAM Innovation Lab won in the IT Outsourcing Project of the Year category at the 2013 European Outsourcing Association Awards and Best Practice Showcase.
•	EPAM was recognized on the 2013 Global Services 100 List for the eighth consecutive year.
•	EPAM was included in the top 30 companies in IAOP’s “The 2013 Global Outsourcing 100” list.
Full Year and First Quarter 2014 Outlook
Based on current conditions, EPAM expects year-over-year revenue growth to be 21%-23%. Non-GAAP net income growth for 2014 is expected to be in the range of 18% to 20% year-over-year, with an effective tax rate of approximately 20%. The full year weighted average share count is expected to be just over 50 million diluted shares outstanding.
For the first quarter of 2014, EPAM expects revenues between $151 million and $153 million, representing a growth rate of 21.6% to 23.2% over first quarter 2013 revenues. First quarter 2014 non-GAAP diluted EPS is expected to be in the range of $0.37 to $0.41 based on an estimated first quarter 2014 weighted average of 49.6 million diluted shares. GAAP diluted EPS is expected to be in the range of $0.28 to $0.31.
Conference Call Information
EPAM will hold a conference call to discuss its fourth quarter and full year 2013 results at 8:00 a.m. Eastern Standard Time, on Thursday, February 20, 2014. A live webcast of the call may be accessed over the Internet from EPAM’s Investor Relations website at http://investors.epam.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The live conference call can be accessed by dialing 1-877-407-0784 (international) or 1-201-689-8560 (domestic).
A telephonic replay of the live conference call will be available approximately one hour after the call and can be accessed by dialing 1-877-870-5176 (international) or 1-858-384-5517 (domestic). The passcode for the replay is 13575474. The telephonic replay will be available until March 6, 2014.
About EPAM Systems
Established in 1993, EPAM Systems, Inc. (NYSE: EPAM), provides complex software engineering solutions through its award-winning Central and Eastern European service delivery platform. Headquartered in the United States, EPAM employs approximately 9,300 IT professionals and serves clients worldwide from its locations in the United States, Canada, UK, Switzerland, Germany, Sweden, Netherlands, Singapore, Belarus, Hungary, Russia, Ukraine, Kazakhstan, Poland, Hong Kong and Australia.
For more information, please visit www.epam.com.

Non-GAAP Financial Measures
EPAM supplements results reported in accordance with principles generally accepted in the United States, referred to as GAAP, with non-GAAP financial measures. Management believes these measures help illustrate underlying trends in EPAM’s business and uses the measures to establish budgets and operational goals, communicated internally and externally, for managing EPAM’s business and evaluating its performance. Management also believes these measures help investors compare EPAM’s operating performance with its results in prior periods and compare EPAM and similar companies. EPAM anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non-GAAP results that exclude stock-based compensation expense, write-off and recovery, amortization of purchased intangible assets, goodwill impairment, legal settlement, foreign exchange gains and losses, and acquisition-related costs. However, because EPAM’s reported non-GAAP financial measures are not calculated according to GAAP, these measures are not comparable to GAAP and may not necessarily be comparable to similarly described non-GAAP measures reported by other companies within EPAM’s industry. Consequently, EPAM’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but, rather, should be considered together with its consolidated financial statements, which are prepared according to GAAP.
Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contact:
EPAM Systems, Inc.
Anthony J. Conte, Chief Financial Officer
Phone: +1-267-759-9000 x64588
Fax: +1-267-759-8989
 investor_relations@epam.com

EPAM SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in thousands, except share and per share data)

Revenues	$157,585	$125,538	$555,117	$433,799
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	97,627	77,284	347,650	270,361
Selling, general and administrative expenses	32,980	26,377	116,497	85,868
Depreciation and amortization expense	3,743	3,208	15,120	10,882
Other operating (income)/ expenses, net	43	13	(643)	682
Income from operations	23,192	18,656	76,493	66,006
Interest and other income, net	832	519	3,077	1,941
Foreign exchange loss	(712)	(135)	(2,800)	(2,084)
Income before provision for income taxes	23,312	19,040	76,770	65,863
Provision for income taxes	4,553	4,041	14,776	11,379
Net income	$18,759	$14,999	$61,994	$54,484

Net income per share:
Basic	$0.40	$0.35	$1.35	$1.27
Diluted	$0.38	$0.32	$1.28	$1.17
Shares used in calculation of net income per share:
Basic	46,532	43,294	45,754	40,190
Diluted	49,066	46,604	48,358	43,821

EPAM SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Year Ended December 31,
	2013	2012
	(in thousands except share and per share data)
Assets
Current assets
Cash and cash equivalents	$169,207	$118,112
Accounts receivable, net of allowance of $1,800 and $2,203 respectively	95,431	78,906
Unbilled revenues	43,108	33,414
Prepaid and other current assets	14,355	11,835
Employee loans, net of allowance of $0 and $0, respectively, current	1,989	429
Time deposits	1,188	1,006
Restricted cash, current	298	660
Deferred tax assets, current	5,392	6,593
Total current assets	330,968	250,955
Property and equipment, net	53,315	53,135
Restricted cash, long-term	225	467
Employee loans, net of allowance of $0 and $0, respectively, long-term	4,401	—
Intangible assets, net	13,734	16,834
Goodwill	22,268	22,698
Deferred tax assets, long-term	4,557	6,093
Other long-term assets	3,409	632
Total assets	$432,877	$350,814

Liabilities
Current liabilities
Accounts payable	$2,835	$6,095
Accrued expenses and other liabilities	20,175	19,814
Deferred revenues, current	4,543	6,369
Due to employees	12,665	12,026
Taxes payable	14,171	14,557
Deferred tax liabilities, current	275	491
Total current liabilities	54,664	59,352
Deferred revenues, long-term	533	1,263
Taxes payable, long-term	1,228	1,228
Deferred tax liabilities, long-term	351	2,691
Total liabilities	56,776	64,534

Stockholders’ equity
Common stock, $0.001 par value; 160,000,000 authorized; 47,569,463 and 45,398,523 shares issued, 46,614,916 and 44,442,494 shares outstanding at December 31, 2013 and December 31, 2012, respectively	46	44
Additional paid-in capital	195,585	166,962
Retained earnings	190,986	128,992
Treasury stock	(8,684)	(8,697)
Accumulated other comprehensive loss	(1,832)	(1,021)
Total stockholders’ equity	376,101	286,280
Total liabilities and stockholders’ equity	$432,877	$350,814

EPAM SYSTEMS, INC. AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Measures
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2013			Year Ended December 31, 2013
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Cost of revenues (exclusive of depreciation and amortization)(1)	$97,627	$(1,467)	$96,160	$347,650	$(4,823)	$342,827
Selling, general and administrative expenses(2)	$32,980	$(2,062)	$30,918	$116,497	$(8,545)	$107,952
Income from operations(3)	$23,192	$4,188	$27,380	$76,493	$15,346	$91,839
Operating margin	14.7%	2.7%	17.4%	13.8%	2.7%	16.5%
Net income(4)	$18,759	$4,900	$23,659	$61,994	$18,146	$80,140
Diluted earnings per share(5)	$0.38		$0.48	$1.28		$1.66

	Three Months Ended December 31, 2012			Year Ended December 31, 2012
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Cost of revenues (exclusive of depreciation and amortization)(1)	$77,284	$(323)	$76,961	$270,361	$(2,809)	$267,552
Selling, general and administrative expenses(2)	$26,377	$(1,260)	$25,117	$85,868	$(4,517)	$81,351
Income from operations(3)	$18,656	$1,896	$20,552	$66,006	$8,934	$74,940
Operating margin	14.9%	1.5%	16.4%	15.2%	2.1%	17.3%
Net income(4)	$14,999	$2,031	$17,030	$54,484	$11,018	$65,502
Diluted earnings per share(5)	$0.32		$0.37	$1.17		$1.42

Notes:
(1)	Adjustments to GAAP cost of revenues (exclusive of depreciation and amortization) include $1,467 and $323 of stock-based compensation expense reported within cost of revenues during the three months ended December 31, 2013 and 2012, respectively, and $4,823 and $2,809 of stock-based expense during the years ended December 31, 2013 and 2012, respectively.

(2)	Adjustments to GAAP selling general and administrative expenses:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Stock-based compensation expense	$1,892	$1,134	$8,327	$4,017
Acquisition-related costs	170	126	218	500
Total adjustments to GAAP selling, general and administrative expenses	$2,062	$1,260	$8,545	$4,517

(3)	Adjustments to GAAP income from operations:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Stock-based compensation expense	$3,359	$1,457	$13,150	$6,826
reported within cost of revenues	1,467	323	4,823	2,809
reported within selling, general and administrative expenses	1,892	1,134	8,327	4,017
Amortization of purchased intangible assets	659	313	2,785	1,024
Acquisition-related costs	170	126	218	500
One-time charges	—		(807)	584
Total adjustments to GAAP income from operations	$4,188	$1,896	$15,346	$8,934

(4)	Adjustments to GAAP net income:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Stock-based compensation expense	$3,359	$1,457	$13,150	$6,826
reported within cost of revenues	1,467	323	4,823	2,809
reported within selling, general and administrative expenses	1,892	1,134	8,327	4,017
Amortization of purchased intangible assets	659	313	2,785	1,024
Acquisition-related costs	170	126	218	500
One-time charges	—	—	(807)	584
Foreign exchange loss	712	135	2,800	2,084
Total adjustments to GAAP net income	$4,900	$2,031	$18,146	$11,018

(5)
Non-GAAP weighted average diluted common shares outstanding were 49,066 and 46,604 during the three months ended December 31, 2013 and 2012, respectively, and 48,358 and 46,123 during the years ended December 31, 2013 and 2012, respectively.

Non-GAAP diluted earnings per share presents non-GAAP net income divided by Non-GAAP weighted average diluted common shares outstanding. Non-GAAP weighted average diluted common shares outstanding assumes (i) the 2.9 million shares EPAM sold in its February 2012 initial public offering were outstanding as of January 1, 2012, and (ii) the conversion of the outstanding preferred stock into common stock on an as-converted basis.